EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals Files Patent Infringement Lawsuit Against

Teva Parenteral Medicines, Inc.

Lexington, MA, March 23, 2009 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) confirmed today that it has filed a patent infringement lawsuit against Teva Parenteral Medicines, Inc. (TPM), Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. The complaint, which was filed in the U.S. District Court for the District of Delaware, alleges infringement of US Patent Nos. 6,468,967 and 6,852,689, which expire on September 24, 2019, and US Patent No. RE39,071, which expires on June 15, 2016.

Cubist filed the lawsuit in response to an Abbreviated New Drug Application (ANDA) filed by TPM seeking U.S. Food and Drug Administration (FDA) approval to market a generic version of daptomycin prior to the expiration of Cubist’s patent rights. Daptomycin is marketed in the U.S. and internationally under the brand name CUBICIN® (daptomycin for injection) as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria.

Cubist’s President and CEO Michael W. Bonney said, “We have confidence in our patents and will continue to take all appropriate actions needed to protect our intellectual property rights related to CUBICIN.”

Under current U.S. law, the filing of the lawsuit automatically prevents the FDA from approving the ANDA for 30 months from Cubist’s receipt of TPM’s Paragraph IV notification letter in February 2009 unless the court (1) enters judgment in favor of TPM in less than 30 months, or (2) finds that a party has failed to cooperate reasonably to expedite the lawsuit.

About CUBICIN

CUBICIN is approved in the U.S. and many other markets as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant and methicillin susceptible  strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp. equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is also approved in the U.S. as therapy for bloodstream infections (bacteremia), including right-sided endocarditis, caused by S. aureus.  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity.  The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials — CONSERV™-1 and CONSERV™-2 — for the reduction of blood loss volume during on-pump cardiothoracic surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology.  The Company also has internal pre-IND research programs underway targeting novel antibacterials and Hepatitis C infections. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact, including those related to our confidence in the intellectual property portfolio protecting CUBICIN and our plans to protect this intellectual property, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any of our forward-looking statements. These factors include, but are not limited to: (i) the results of the patent infringement lawsuit against TPM and its affiliates and any litigation related thereto, and any other litigation that we file to defend and/or assert our patents; and (ii) other risks common to our industry, including risks common to intellectual property and patent protection and maintenance in general and with respect to intellectual property and patents in our industry.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

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